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Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

                                                                   EXHIBIT 10.11

                                  TERM SHEET
                            Dated December 16, 1999
                            -----------------------

Vision
------

 .    CarsDirect.com ("CarsDirect") and Finance One Corporation ("Bank One"), a
     wholly-owned subsidiary of BANK ONE CORPORATION, share the view that there exists an opportunity to create a best-in-class provider of financial products to buyers of vehicles via CarsDirect.com and the internet;

 .    that such a provider would rely on a small consortium of like-minded providers, each of which would bring best-in-class capabilities in their respective product offerings;

 .    that such a consortium would require conformity to certain principles aimed at assuring a highly satisfactory customer experience including: an attractive and competitive price, straightforward features (no surprises or small print "gotcha's") and the best on-line, real time decision and servicing possible;

 .    that products to be provided by the consortium would include super-prime loans and leases through super-sub-prime loans, home equity loans, used car financing, credit cards and relevant insurance products;

 .    that more than one provider at each level is necessary to avoid impairing
     CarsDirect's competitiveness from time to time;

 .    that agreed-upon independent reference points will be used to gauge the competitiveness of each provider's pricing, and that price competitiveness shall not be deemed to mean a need to match manufacturers' captives' subvention programs or special promotional offers in the marketplace; and

 .    that CarsDirect and Bank One and/or the consortium will collaborate in joint releases and other publicity efforts to enhance the stature of both parties in automotive eCommerce.

1.    CarsDirect specifically requires:

      a. CarsDirect will determine who will be the members of the consortium in addition to Bank One and Bank One's own correspondent network. In addition, CarsDirect has the right to present Bank One with a list of lenders it would regard as unacceptable participants as Bank One correspondents because of evidence that they would not deliver the customer experience as envisioned above, and to propose ending the participation of any Bank One correspondent who fails to meet agreed-upon service standards. Bank One is obliged to give these proposals due consideration.

        b. Integration support in the following areas during the nine-month period of exclusivity described elsewhere in this document:

              (1)  Systems (integration for Bank One to the consortium system)

              (2)  Operations (fulfillment of current plans, e.g., auto
                     decisioning, custom finance)

              (3)  MIS (Bank One will continue to provide current monthly reporting)

              (4)  Training (limited to the product level to ensure CarsDirect is an effective distributor)

              (5)  Legal (ability to offer products that overcome legal and regulatory constraints in certain states, e.g., balloon loan, zero-dollar drive off product)

              (6)  Problem Solving

        c.    ***

        d. A system architecture that allows multiple interfaces between CarsDirect and its consortium of participating lenders, one of which is Bank One.

        e. In keeping with the above requirement, Bank One will design its origination systems and processes in a manner that facilitates its participation in a multi-lender consortium and will help CarsDirect design standard formats and interconnectivity protocols that equally facilitate the participation of Bank One and other lenders in an efficient, on-line loan and lease origination process linked to the vehicle purchase transaction.

        f. The ability to approve credit for virtually all creditworthy customers.

2.      Bank One specifically requires:

        a. In exchange for helping CarsDirect develop and implement the business processes required to function as an effective financial intermediary, and for training its people, Bank One requires a period of nine months from the start of this agreement in which Bank One and its correspondents will be the sole providers of loans and leases to CarsDirect customers. This is designed to ensure the necessary mutual focus on and commitment of both parties to rapid implementation of a full line of products, protect CarsDirect and Bank One from unduly complicating development with the introduction of multiple origination processes, and eliminate the threat of compromising Bank One's competitive advantage due to financial service competitors having access to its intellectual capital during the early development phase.

b. Agreement by CarsDirect that by acting as a sales and distribution intermediary for Bank One-branded loans and leases, CarsDirect will not acquire any ownership of such Bank One-branded loans and leases.

c. An understanding as between Bank One and CarsDirect with respect to the ownership of intellectual property rights in the systems and processes developed by each of them as follows: (i) with respect to those systems and processes that are developed by Bank One and/or its vendors, Bank One and/or its vendors shall have ownership; (ii) with respect to those systems and processes that are developed by CarsDirect and/or its vendors, CarsDirect and/or its vendors shall have ownership; and (iii) with respect to those systems and processes that are developed by both Bank One and/or its vendors and CarsDirect and/or its vendors, both Bank One and/or its vendors and CarsDirect and/or its vendors shall have ownership. It is understood that each of Bank One and CarsDirect will be concurrently building its own correspondent network and building technological infrastructure to support its network (and it is therefore understood that each network may have features and functionality that is similar to the other); the purpose of delineating ownership rights as set forth above is to protect each of Bank One's and CarsDirect's investments in their respective technological infrastructure, and not to interfere with each's ability to build and operate their respective networks.

d. If Bank One and CarsDirect decide to co-develop any financial products or processes, the ownership of such products and processes, and any provisions governing their marketing and delivery, will be established under separate agreements.

e. Terms governing the co-branding of any Bank One products provided by Bank One to CarsDirect customers will likewise be covered under separate agreements.

f. CarsDirect shall fully implement and make available to its customers any loans and leases that it has asked Bank One to provide within a reasonable period of time after its completed development by Bank One and availability to CarsDirect, and suitable training and operational requirements are met, unless a mutual delay is agreed upon. This requires that CarsDirect make readily available for product training, and for the implementation of related processes and interconnectivity, all of the sales, customer service and operations personnel who will be involved in the marketing and delivery of the product.

        g. Bank One will provide loans and leases to CarsDirect customers only in those states and localities where CarsDirect has full legal and regulatory clearance to operate, whether as a seller or broker of vehicles, lessor or sublessor, or intermediary in the sale and distribution of the loans and leases to be offered. In the event that CarsDirect (i) obtains licenses in states in which Bank One has not currently agreed to provide loans and leases because of CarsDirect licensing considerations, (ii) obtains a favorable regulatory or other ruling, (iii) modifies its programs in such a manner that licensing is no longer required or (iv) develops a legal theory which would reasonably support CarsDirect engaging in its current business model without obtaining such required licenses, Bank One will be afforded the opportunity to review such developments at that time and shall be permitted to add such additional state(s) to those states in which Bank One offers exclusive financing for CarsDirect at Bank One's option. Bank One will use its reasonable best efforts to notify CarsDirect of its decision whether to provide such loans or leases within 15 business days after receipt of notice from CarsDirect of any such development and CarsDirect shall have the right to obtain such loans or leases from providers other than Bank One or its consortium in the circumstances described in clauses (i) through (iv) above if and to the extent Bank One or the consortium has not agreed to provide such loans or leases in the circumstances described in clauses (i) through (iv) above.

        h. Bank One and CarsDirect will agree upon and establish performance standards - encompassing processes and results -- for financial service sales, customer service activity and interactions with Bank One dealers. CarsDirect will implement monitoring and timely reporting mechanisms for the agreed-upon performance metrics. The standards, remedial measures and consequences of failure to meet the standards will be covered in separate service agreements.

3. There will be an initial nine-month period of exclusivity during which Bank One will:

        a. provide all loan and lease products subject to Sections 2(g), 3(d) and 3(f), with the exception that CarsDirect may (i) during the exclusivity period, refer transactions to manufacturers' captive finance companies or their related dealers for the express and exclusive purpose of accessing subvention programs being offered at the same time through their dealers to finance the sale or lease of specified vehicles and (ii) seek other providers of loan or lease products for any loans or leases that have been conclusively "turned-down" by Bank One and its correspondents.

        b. directly or through its correspondents provide coverage of consumer risk tiers, product requirements and vehicles at to-be agreed-upon percentages or levels. These categories of coverage, coverage levels and a timetable for scaling up and achieving them - along with exceptions necessitated by competitor subvention and promotional programs -- will be defined in a separate agreement.

        c. continue to offer the current rate agreement through January 31, 2000, after which time Bank One will ***.

        d. continue to offer *** as provided in Section 1(c) and immediately commence with CarsDirect upon execution of this Term Sheet a study designed to identify a lease product or products best suited for CarsDirect by January 31, 2000. Any conclusions of such study will be implemented as soon as practical after they are reached, and Bank One agrees that if Bank One and CarsDirect conclude that Bank One cannot provide lease products for all automotive makes and models offered by CarsDirect reasonably acceptable to CarsDirect, Bank One will waive its rights under Section 3(a) hereof to exclusivity with respect to such lease product for each make and model for which Bank One cannot provide a reasonably acceptable lease product.

        e. provide resources and support to operationalize all products within CarsDirect as necessary to support effective sale, origination and customer service by CarsDirect personnel and to achieve efficient electronic connectivity with the processing infrastructure of Bank One and its correspondents.

        f. offer *** as defined in Section 1(c) and ensure competitiveness by keeping Bank One pricing in line with market pricing as determined by independent measurements and sources and a mechanism for resolving noncompetitiveness to be defined in a separate agreement.

        g. in order to provide further assurance of competitive pricing at all levels during the nine-month period of exclusivity, Bank One will ***.

4. Following the exclusivity period, *** CarsDirect will have no obligation to consume any such loans and leases, except as contracted for under separate agreements.

5. The concept of Right of First Refusal will not exist, but in consideration for Bank One's role in facilitating the creation of multi-lender capabilities, until the later of (i) three years from the date of this term sheet or (ii) the termination of this term sheet by either CarsDirect or Bank One pursuant to Section 8, where CarsDirect offers to its customers a loan, lease or insurance product, and on any given loan, lease or insurance transaction Bank One and its correspondents have a loan, lease or insurance product for such transaction with terms that are at least equal to the most favorable terms otherwise available to CarsDirect for such transaction, then in such circumstances CarsDirect will fulfill such transaction needs with the product provided by Bank One and its consortium. Notwithstanding the foregoing sentence, if CarsDirect acquires a business that is subject to a pre-existing contractual obligation with respect to loans, leases or insurance that is inconsistent with this Section, CarsDirect shall not be subject to the requirement of the first sentence of this Section until the initial scheduled expiration date of such existing contractual obligation, it being understood, however, that CarsDirect shall act in good faith to carry out the intent of this Section.

6. After the exclusivity period, CarsDirect will be free to refer any financial transactions to other lenders of its choosing, with the exception of members of Bank One's correspondent network. It is understood, however, that Bank One will not collaborate in the implementation of and training for competitors' products and will seek to protect its intellectual property and trade secrets from competitors. While Bank One will have developed origination processes for CarsDirect and will have trained CarsDirect's originators in a way that will significantly advance CarDirect's ability to form another lending consortium, the business relationship with lenders other than Bank One and its correspondents will be solely between CarsDirect and those other lenders, and will not involve Bank One unless specific contractual agreements are reached with Bank One that would enable such involvement.

7. The parties will work urgently to devise a way to offer end-of-term lease vehicles through CarsDirect, provided that such efforts do not conflict with Bank One's obligations to other persons with whom it has contracted to provide such vehicles and/or co-develop used car sales businesses, and provided that we agree upon a basis for fairly compensating Bank One for all of the intellectual capital it has developed in the asset remarketing business which would be made available to CarsDirect in the course of developing this capability.

8. Neither CarsDirect nor Bank One may terminate this Term Sheet prior to September 15, 2000. On or after September 15, 2000, either CarsDirect or Bank One may terminate this Term Sheet provided that (i) the terminating party has given 30 days prior written notice of such termination to the other party and
(ii) Sections 1(c) and 5 of this Term Sheet shall survive any such termination for the duration of the periods specified in said sections.